Exhibit 10.41
Employment Agreement with William Rosenberger and subsequent amendment


                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made and entered into by and between Network Peripherals Inc., a Delaware Corporation (the "Company"), and William F. Rosenberger ("Rosenberger") as of June 11, 1998 (the "Effective Date").

         1. Position and Duties. Rosenberger shall be employed by the Company as its President and Chief Executive Officer, reporting to the Company's Board of Directors (the "Board"). As its President and Chief Executive Officer, Rosenberger agrees to devote his full business time, energy and skill to his duties at the Company. These duties shall include all those duties customarily performed by the President and Chief Executive Officer, as well as any other reasonable duties that may be assigned from time to time by the Board. In addition, Rosenberger has been elected to the Board for a term expiring at the annual meeting of the stockholders of the Company to be held in 1999.

         2. Term of Employment. Rosenberger's employment with the Company will be for no specified term, and may be terminated by Rosenberger or the Company at any time, with or without cause. Upon the termination of Rosenberger's employment with the Company for any reason, neither Rosenberger nor the Company shall have any further obligation or liability under this Employment Agreement to the other, except as set forth in paragraphs 5, 6, 9, 10 and 11 below.

         3. Compensation. Rosenberger shall be compensated by the Company for his services as follows:

                  (a) Base Salary. Rosenberger shall be paid a monthly base salary of $20,833.33 per month ($250,000 on an annualized basis), subject to applicable withholding, in accordance with the Company's normal payroll procedures.

                  (b) Benefits. Rosenberger shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company's employee benefit plans, as such plans may be modified from time to time. In addition, Rosenberger shall be entitled to the benefits afforded to other members of senior management under the Company's vacation, holiday and business expense reimbursement policies.

                  (c) Performance Bonuses. Rosenberger shall be eligible to earn either one, but not both, of the following performance bonuses:

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


                           (i) Provided that  Rosenberger's  employment with the
Company has not terminated prior to the date of the consummation of a Change in Control (as defined in paragraph 7 below), Rosenberger shall earn a bonus of $200,000 in the event of a Change in Control consummated on or before June 30, 1999 in which the aggregate fair market value, as determined by the Board, of the consideration paid or to be paid by the Acquiring Corporation (as defined in paragraph 7 below) in connection with the Change in Control exceeds one hundred fifty million dollars ($150,000,000). Such bonus, if any, less applicable withholding, shall be paid as soon as practicable following the consummation of the Change in Control.

                           (ii)  Provided  that  Rosenberger  has not earned the
bonus described in subparagraph (i) above, Rosenberger shall earn a bonus of $100,000 provided that (A) the Company has achieved at least two consecutive fiscal quarters ending on or before June 30, 1999 for each of which the Company has earned positive net income and (B) on June 30, 1999 Rosenberger remains employed by the Company as its Chief Executive Officer. Such bonus, if any, less applicable withholding, shall be paid as soon as practicable after June 30, 1999, or if later, as soon as practicable after the determination of the net income for the second such fiscal quarter. For purposes of this subparagraph, "net income" shall mean the Company's net income for any fiscal quarter as determined for purposes of computing the Company's publicly reported earnings per share and as set forth in the Company's consolidated income statement prepared in accordance with generally accepted accounting principles and as reviewed or audited by the Company's independent auditors.

                  (d) Signing Bonus. As soon as practicable following the execution of this Employment Agreement, the Company shall pay to Rosenberger a one-time signing bonus in the amount of $50,000 (the "Signing Bonus"), less applicable withholding. If Rosenberger voluntarily terminates his employment with the Company within six months of the Effective Date, Rosenberger shall be required to repay the Signing Bonus to the Company upon the date of the such termination.

         4. Stock Option. Rosenberger shall be granted the option to purchase up to 500,000 shares of the Common Stock of the Company (the "Option"). Subject to Rosenberger's continued employment with the Company, the shares subject to the Option (the "Optioned Shares") shall become vested and exercisable at the rate of 50,000 Optioned Shares on December 31, 1998 and an additional 8,333 Optioned Shares for each full month of Rosenberger's employment with the Company thereafter. Provided that Rosenberger's employment with the Company has not terminated prior to the date of the consummation of a Change in Control (as defined in paragraph 7 below), the vesting and exercisability of the Optioned Shares shall be accelerated effective as of the date ten (10) days prior to the date of the Change in Control as to:

                  (a) 50% of the Optioned Shares that would otherwise remain unvested as of the date of the Change in Control, provided that the Change in Control is consummated on or before March 11, 1999; or

                  (b) 75% of the Optioned Shares that would otherwise remain unvested as of the date of the Change in Control, provided that the Change in Control is consummated after March 11, 1999 and on or before June 11, 1999; or

                  (c) 100% of the Optioned Shares that would otherwise remain unvested as of the date of the Change in Control, provided that the Change in Control is consummated after June 11, 1999.

Except as otherwise provided herein, the Option shall be subject to the terms of the Company's 1997 Stock Plan and the appropriate standard form Company stock option agreement, which Rosenberger shall be required to sign as a condition of the issuance of the Option.

         5. Benefits Upon Voluntary Termination, Permanent Disability or Death. In the event that Rosenberger voluntarily terminates his employment relationship with the Company at any time and such termination is not deemed a Constructive Termination Following a Change in Control (as defined in paragraph 7 below), or in the event that Rosenberger's employment terminates as a result of his death or Permanent Disability (as defined in paragraph 7 below) other that within one
(1) year after a Change in Control, Rosenberger shall be entitled to no compensation or benefits from the Company other than those earned under paragraphs 3 and 4 above through the date of his termination of employment. In the event that Rosenberger voluntarily resigns from his employment with the Company, he shall simultaneously resign from his membership on the Board.

         6. Benefits Upon Other Termination. Rosenberger agrees that his employment may be terminated by the Company at any time, with or without cause. In the event of the termination of Rosenberger's employment by the Company for the reasons set forth below, he shall be entitled to the following:

                  (a) Termination for Cause. If Rosenberger's employment is terminated by the Company for Cause (as defined in paragraph 7 below), Rosenberger shall be entitled to no compensation or benefits from the Company other than those earned under paragraphs 3 and 4 above through the date of his termination of employment. In the event that Rosenberger's employment is terminated by the Company for Cause, Rosenberger shall immediately resign from his membership on the Board.

                  (b) Termination Without Cause; Resignation Upon Constructive Termination Following a Change in Control; Death or Permanent Disability Following a Change in Control.

                           (i) If Rosenberger's  employment is terminated by the
Company for any reason other than for Cause (as defined in paragraph 7 below), or if Rosenberger resigns from all capacities in which he is then rendering service to the Company (including service as a member of the Board) within a reasonable period of time following an event constituting Constructive Termination Following a Change in Control (as defined in paragraph 7 below), or if Rosenberger's employment terminates within one (1) year after the occurrence of any Change in Control (as defined in paragraph 7 below) as a result of his death or Permanent Disability following such Change in Control, Rosenberger shall be entitled to the following separation benefits:

                                    (A)  Compensation  and benefits earned under
paragraphs 3 and 4 through the date of Rosenberger's termination;

                                    (B)  Rosenberger's  employment as an officer
of the Company shall terminate immediately; however, the Company shall continue Rosenberger's employment as a non-officer employee of the Company for a period of one(1) year following the date of his termination (the "Severance Period"). During the Severance Period, Rosenberger shall be entitled to the greater of (1) his then current base salary or (2) or his base salary as provided in paragraph 3 of this Employment Agreement, less applicable withholding, payable in accordance with the Company's normal payroll practices;

                                    (C)  Within ten (10) days of  submission  of
proper expense reports by Rosenberger, the Company shall reimburse the Rosenberger for all expenses he has reasonably and necessarily incurred by in connection with the business of the Company prior to his termination of employment;

                                    (D)  Continued  provision  of the  Company's
standard employee medical insurance coverages through the end of the Severance Period; thereafter, Rosenberger shall be entitled to elect continued medical insurance coverage in accordance with the applicable provisions of federal law (COBRA); provided, however, that in the event Rosenberger becomes covered under another employer's group health plan during the period provided for herein, the Company shall cease provision of continued group health insurance for Rosenberger; and

                                    (E)  Notwithstanding  any  provisions to the
contrary contained in any stock option agreement between the Company and Rosenberger, if termination of Rosenberger's employment with the Company as contemplated by this paragraph 6(b) occurs within one (1) year following a Change in Control, then

                                             (1) All stock  options  granted  by
the Company to Rosenberger prior to the Change in Control, which are not accelerated pursuant to the provisions of paragraph 4, shall become immediately exercisable and vested in full as of the time of such termination; and

                                             (2) All such  stock  options  shall
remain exercisable for a period of at least one (1) year following Rosenberger's termination of employment, subject to any longer periods for exercise of such options set forth in the particular option agreements.

This paragraph 6(b)(i)(E) shall apply to all stock option agreements entered into between the Company and Rosenberger, whether heretofore or hereafter entered into.

                           (ii) Rosenberger's  entitlement to any benefits under
paragraph 6(b) is conditioned upon Rosenberger's execution and delivery to the Company of (A) a general release of claims in a form satisfactory to the Company and (B) Rosenberger's resignation from all of his positions with the Company (with the exception of any continued employment for the purposes set forth in paragraph 6(b)), including from the Board, in a form satisfactory to the Company.

                           (iii)  In  the   event   that   Rosenberger   accepts
employment with, or provides any services to (whether as a partner, consultant, joint venturer or otherwise), any person or entity which offers products or services that are competitive with any products or services offered by the Company or with any products or services that Rosenberger is aware the Company intends to offer, Rosenberger shall be deemed to have resigned from his employment with the Company effective immediately upon such acceptance of employment or provision of services. Upon such resignation, Rosenberger shall not be entitled to any further payments or benefits as provided under paragraph 6(b).

                           (iv) In the event that Rosenberger accepts employment
with, or provides any services to (whether as a partner, consultant, joint venturer or otherwise), any person or entity while Rosenberger continues to receive any separation benefits pursuant to this paragraph 6(b), Rosenberger shall immediately notify the Company of such acceptance and provide to the Company information with respect to such person or entity as the Company may reasonably request in order to determine if that person's or entity's products or services are competitive with the Company's.

         7. Definitions. As used in this Employment Agreement, the following terms shall have the meanings set forth below:

                  (a) "Acquiring Corporation" means, in connection with a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be.

                  (b) "Cause" means Rosenberger's:

                           (i)  theft,   material  act  of  dishonesty,   fraud,
falsification of any employment or Company records or the commission of any criminal act which impairs his ability to perform his duties under this Employment Agreement;

                           (ii)    improper    disclosure   of   the   Company's
confidential, business or proprietary information;

                           (iii) material breach of the Company's policies, work
rules or lawful directions from the Board of Directors; or

                           (iv) persistent  failure to perform the lawful duties
and responsibilities assigned by the Company to him which is not cured within a reasonable time following his receipt of written notice of such failure from the Company.

                  (c) "Change in Control" means an Ownership Change Event (as defined below) or a series of related Ownership Change Events (collectively, the "Transaction") wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the "Transferee Corporation(s)"), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

For purposes of this Agreement, "Ownership Change Event" means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party;
(iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

                  (d) "Constructive Termination Following a Change in Control" means one or more of the following events that occurs within one (1) year after the occurrence of any Change in Control:

                           (i) without  Rosenberger's  express written  consent,
the assignment to Rosenberger of any duties, or any limitation of Rosenberger's responsibilities, substantially inconsistent with his positions, duties, responsibilities and status with the Company immediately prior to the date of the Change in Control;

                           (ii) without  Rosenberger's  express written consent,
the removal of Rosenberger from his position with the Company as held by him immediately prior to the Change in Control, except in connection with the termination of Rosenberger's employment with the Company for Cause;

                           (iii) without  Rosenberger's express written consent,
the relocation of the principal place of Rosenberger's employment to a location that is more than fifty (50) miles from his principal place of employment immediately prior to the date of the Change in Control, or the imposition of travel requirements on Rosenberger substantially inconsistent with such travel requirements existing immediately prior to the date of the Change in Control;

                           (iv)  any  failure  by the  Company  to  pay,  or any
reduction by the Company of (A) Rosenberger's base salary in effect immediately prior to the date of the Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Company with responsibilities, organizational level and title comparable to Rosenberger), or (B) Rosenberger's bonus compensation in effect immediately prior to the date of the Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by Rosenberger and all other participants in the bonus program);

                           (v) any  failure by the  Company to (A)  continue  to
provide Rosenberger with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any executive, management or administrative group which customarily includes a person holding the employment position or a comparable position with the Company then held by Rosenberger, any benefit or compensation plans and programs, including, but not limited to, the Company's life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans in which Rosenberger was participating immediately prior to the date of the Change in Control, or their equivalent (provided, that any changes or terminations of such existing benefit or compensation plans or programs shall not be a Constructive Termination within the meaning of this paragraph if the changed plan or program or a replacement plan or program provides equivalent or more favorable benefits or compensation to Rosenberger), or (2) provide Rosenberger with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any executive, management or administrative group which customarily includes a person holding the employment position or a comparable position with the Company then held by Rosenberger; or

                           (vi) any failure or refusal of a successor company to
assume the Company's obligations under this Employment Agreement as required by paragraph 15;

provided, however, that Rosenberger's resignation as a result of any of the foregoing events shall be a voluntary resignation, and not a resignation following Constructive Termination Following a Change in Control, unless Rosenberger gives written notice of any such event(s) to the Board and allows the Company at least ten (10) days thereafter to correct such condition(s).

                  (e) "Permanent Disability" means that:

                           (i)  Rosenberger  has been  incapacitated  by  bodily
injury or disease so as to be prevented thereby from engaging in the performance of his duties following reasonable accommodations on behalf of the Company;

                           (ii) such total incapacity shall have continued for a
period of six (6) consecutive months; and

                           (iii)  such  incapacity  will,  in the  opinion  of a
qualified physician, be permanent and continuous during the remainder of Rosenberger's life.

         8. Parachute Payments. In the event that any payment or benefit received or to be received by Rosenberger pursuant to this Employment Agreement or otherwise (collectively, the

"Payments") would result in a "parachute payment" as described in section 280G of the Internal Revenue Code of 1986, as amended, notwithstanding the other provisions of this Employment Agreement, the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to Rosenberger. For purposes of the foregoing, the greatest after-tax benefit will be determined within thirty (30) days of the occurrence of such payment to Rosenberger, in his sole and absolute discretion. If no such determination is made by Rosenberger within thirty (30) days of the occurrence of such payment, the Company will promptly make such determination in a fair and equitable manner.

         9. Confidential and Proprietary Information. Rosenberger agrees to abide by the terms and conditions of the Company's standard form of employee confidentiality and assignment of inventions agreement as executed by Rosenberger and attached hereto as Exhibit A.

         10. Agreement Not To Compete Unfairly. Employee agrees that in the event of his termination at any time and for any reason, he shall not compete with the Company in any unfair manner, including, without limitation, using any confidential or proprietary information of the Company to compete with the Company in any way.

         11. Non-Solicitation. Employee agrees that for a period of one year after the date of the termination of his employment for any reason, he shall not, either directly or indirectly, solicit the services, or attempt to solicit the services, of any employee of the Company to any other person or entity.

         12. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Employment Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Rosenberger and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Employee acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

         13. Attorneys' Fees. The prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in any action brought to enforce any right arising out of this Employment Agreement.

         14. Interpretation. Rosenberger and the Company agree that this Employment Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

         15. Successors and Assigns.

                  (a) Successors of the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession transaction shall be a breach of this Employment Agreement and shall entitle the Employee to terminate his employment with the Company within three (3) months thereafter and to receive the benefits provided under Section 6(b) of this Employment Agreement in the event of Constructive Termination Following a Change in Control. As used in this Employment Agreement, "Company" shall mean the Company as defined above and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 15 or which otherwise becomes bound by all the terms and provisions of this Employment Agreement by operation of law.

                  (b) Heirs of Employee. In view of the personal nature of the services to be performed under this Employment Agreement by Rosenberger, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Employment Agreement, except as otherwise noted herein. This Employment Agreement shall inure to the benefit of and be enforceable by Rosenberger's personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If Rosenberger should die after the conditions to payment of benefits set forth herein have been met and any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Employment Agreement to Rosenberger's beneficiary, successor, devisee, legatee or other designee or, if there be no such designee, to Rosenberger's estate. Until a contrary designation is made to the Company, Rosenberger hereby designates as his beneficiary under this Employment Agreement the person whose name appears below his signature on this Employment Agreement.

         16. Entire Agreement. This Employment Agreement constitutes the entire employment agreement between Rosenberger and the Company regarding the terms and conditions of his employment, with the exception of (a) the agreement described in paragraph 9 and (b) any stock option agreements between Rosenberger and the Company. This Employment Agreement (including the documents described in clauses
(a) and (b) above) supersedes all prior negotiations, representations or agreements between Rosenberger and the Company, whether written or oral, concerning Rosenberger's employment by the Company.

         17. Notices. For purposes of this Employment Agreement, notices and all other communications provided for in the Employment Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:


                  if to the Company:            Network Peripherals Inc.
                                                1371 McCarthy Boulevard
                                                Milpitas, CA  95035
                                                Attn:  Corporate Secretary

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


and if to Rosenberger, at the address specified at the end of this Employment Agreement. Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         18. Validity: If any one or more of the provisions (or any part thereof) of this Employment Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

         19. Modification: This Employment Agreement may only be modified or amended by a supplemental written agreement signed by Rosenberger and the Company.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year written below.


                                              NETWORK PERIPHERALS INC.


Date: June 11, 1998                           By: \s\ Robert Hersh
     --------------                              -----------------

                                              Its: Vice President, Finance
                                                  ------------------------


Date: June 11, 1998                            \s\ William Rosenberger
     --------------                           ------------------------
                                              William F. Rosenberger

                                              Address for Notice to Rosenberger:

                                              ----------------------------------

                                              ----------------------------------




Name of Designated Beneficiary:               Address of Designated Beneficiary:

--------------------------------              ----------------------------------

                                              ----------------------------------

                          AMENDED EMPLOYMENT AGREEMENT

         This Amended Employment Agreement (the "Agreement") is made and entered into as of October 19, 1998 (the "Effective Date"), by and between Network Peripherals Inc., a Delaware corporation (the "Company"), and William F. Rosenberger ("Rosenberger"). The Agreement supersedes, in its entirety, Section 4 of the Employment Agreement between the Company and Rosenberger dated June 11, 1998.

4. Stock Option. Rosenberger shall be granted the option to purchase up to 500,000 shares of Common stock of the Company (the "Option"). Subject to Rosenberger's continued employment with the Company, the shares subject to the Option (the "Optioned Shares") shall become vested and exercisable at the rate of 50,000 Optioned Shares on December 21, 1998 and an additional 8,333 Optioned Shares for each full month of Rosenberger's employment with the Company thereafter. Provided that Rosenberger's employment with the company has not terminated prior to the date of the consummation of a Change in Control (as defined in paragraph 7 below), the vesting and exercisability of the Optioned Shares shall be accelerated effective as of the date ten (10) days prior to the date of the Change in control as to 100% of the Optioned Shares that would otherwise remain unvested as of the date of the Change in Control.

         Except as otherwise provided herein, the Option shall be subject to the terms of the Company's 1997 Stock Plan and the appropriate standard form Company stock option agreement, which Rosenberger shall be required to sign as a condition of the issuance of the Option.


                                                NETWORK PERIPHERALS INC.

Date: October 19, 1998                          By: \s\ Robert Hersh
     ----------------------                        -----------------------------

                                                Its: Vice President, Finance
                                                    ----------------------------

Date: October 19, 1998                          \s\ William Rosenberger
     ----------------------                     --------------------------------
                                                William F. Rosenberger

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